EXHIBIT 4(u)

                                     FORM OF
                              ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          FLORIDA POWER & LIGHT COMPANY


         These Articles of Amendment to the Restated Articles of Incorporation, as amended, of Florida Power & Light Company (the "Company") were adopted pursuant to the authority of the Board of Directors of the Company pursuant to the Florida Business Corporation Act, Section 607.0602 and 607.0825, Florida Statutes, for the purpose of establishing and designating a series within a class of its shares before the issuance of any shares of that series and determining the preferences, limitations and relative rights of such series and no shareholder action was required in accordance with Section 607.0602.

         1. The name of the corporation is Florida Power & Light Company.

         2. The text of the amendment determining the terms of Series __ of the Company's [/1/Preferred Stock, $100 par value ("Preferred Stock"),] [/2/Preferred Stock, without par value ("No Par Preferred Stock"),] is set forth below:

          (a) The new series of [/2/No Par] Preferred Stock established by this resolution is hereby designated "____________ [/2/No Par] Preferred Stock, Series ____ [/2/(Involuntary Liquidation Value $__ Per Share)]".

          (b) The _____________ [/2/No Par] Preferred Stock, Series ____, is hereby authorized to be issued in the amount of _____ shares./1/ For use in connection with Preferred Stock.

          (c) The dividend rate of the _________ [/2/No Par] Preferred Stock, Series ____, shall be [dividend rate and/or method of calculation to be inserted.]

          (d)  [Redemption provisions to be inserted.]

          (e)  [Sinking fund provisions, if any, to be inserted.]

          (f) [The Company may deposit the aggregate redemption price (or the portion thereof not already paid) with any bank or trust company in the City of New York, New York or in the City of Miami, Florida or with any bank or trust company located anywhere in the United States and acting as registrar and transfer agent with respect to the ________ [/2/No Par] Preferred Stock, Series __.]

-----------------------

2    For use in connection with No Par Preferred Stock.


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          (g)  [/2/Amounts payable in the event of liquidation, dissolution or other winding up of the Company to be inserted if necessary.]

          (h) [Voting rights, if any [/2/and number of votes for each share] to be inserted.]

          (i) [Other terms including conversion provisions, if any, to be inserted.]

          (j) Except as above set forth, the __________ [/2/No Par] Preferred Stock, Series __, shall possess all of the characteristics of [/1/the Company's ____ Preferred Stock, Series __] [/2/shares of No Par Preferred Stock] set forth in the Restated Articles of Incorporation of the Company, as amended.

         3. The above amendment was duly adopted by the Board of Directors of the Company, pursuant to resolutions adopted on ____________ and, in accordance with such resolutions and the duly-delegated authority of the Board of Directors, the approval of [the Finance Committee of the Board of Directors] [a senior executive officer of the Company] on ____________.

This, the ____ day of ____________, 200_.


FLORIDA POWER & LIGHT COMPANY


By:__________________________